Exhibit 99.2

Global Crossing Airlines

Third Quarter 2025 Financial Results Conference Call

November 6, 2025

C O R P O R A T E P A R T I C I P A N T S

Chris Jamroz, Executive Chairman

Ryan Goepel, President and Chief Financial Officer

Wendy Shapiro, SVP Corporate Controller

C O N F E R E N C E C A L L P A R T I C I P A N T S

Ryan Fitt, Broadway Capital Management

P R E S E N T A T I O N

Operator

Good morning, ladies and gentlemen. Thank you for standing by. Welcome to today's conference call to discuss Global Crossing Airlines Financial Results for the Third Quarter of 2025.

At this time, all participants are in a listen-only mode. As a reminder, this conference call is being recorded.

Joining us on the call today are the company's Executive Chairman, Chris Jamroz, President and CFO, Ryan Goepel, and SVP Corporate Controller, Wendy Shapiro.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Please be advised that this conference call will contain statements that are considered forward-looking statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain known and unknown risks and uncertainties, as well as assumptions that could cause actual results to differ materially from those reflected in these forward-looking statements. These forward-looking statements are also subject to other risks and uncertainties that are described from time to time in the Company's filings with the SEC. Do not place under-reliance on any forward-looking statements, which are being made only as of the date of this call. Except as required by law, the Company undertakes no obligation to publicly update or revise any forward-looking statements. For important risks and assumptions associated with such forward-looking statements, please refer to the Company's earnings press release for the third quarter of 2025 and the Company's annual report on Form 10-K for the year ended December 31, 2024.

The Company's presentation also includes certain non-GAAP financial measures, including EBITDA and EBITDAR, as supplemental measures of performance of the business. All non-GAAP measures have been reconciled to the most directly comparable GAAP measures in accordance with SEC rules. You will find the reconcilliation tables and other important information in the earnings press release for the third quarter of 2025, which is currently available on the Company's investor relations section of its website.

And now I will turn the call over to the company's Executive Chairman, Chris Jamroz. Chris, please go ahead.

Chris Jamroz

Thank you, Operator, and good morning, everyone.

Global X delivered another period of strong growth and significant year-over-year improvements, with revenue up 11%, EBITDAR up 22% and EBITDAR improving by nearly $5 million. We achieved some of the highest aircraft utilization rates since our inception, driven by increased demand across the full spectrum of charter and ACMI customers. I'm proud of our team's relentless work to achieve these results and strengthen the foundation of our business for the long term.

While we are proud of the progress we've made, the results fell short of our own expectations. We had the opportunity to achieve net income profitability but fell short due to the rapid pace of growth that tested our maintenance and operations function, leading to logistics disruptions and AOG events. We saw more unplanned AOG events than anticipated, and over the past 60 days, we have taken targeted, decisive, and concerted steps to address those events and reduce our operating costs. We are a commercial organization, and going forward, we intend to obtain a high standard of operating performance, and we must be ready to credibly perform to that standard. A record of revenue generation will never relieve us of the responsibility to remain operationally sound and a vibrant airline.

Over the past 18 months, we've moved from the startup phase to scaling up our full-service charter airline with a sharp focus on efficiency, reliability, and sustainable profitability. Over the past quarter, we undertook a comprehensive overhaul of our Executive and Senior Management teams, coupled with a reorganization of operations and maintenance. These steps were essential to meet the increasing demand of operational complexity of a business growing as quickly as GlobalX and to ensure we're structurally equipped for the opportunities ahead. I'm confident the steps we've taken this quarter will enable us to capitalize on that growth and achieve profitability and continue to grow positive cash flow generation.

As we look to 2026, our priorities are clear. Operate with discipline as we're scaling up and deliver profitable results across our entire platform. It's exceptionally noteworthy that we are also becoming the airline of choice for college sports teams, professional franchises, concert artists, and leisure travels across three continents. We have also become a carrier of choice to Europe's largest travel and tourism companies.

The continued influx of marquee clients from across the aviation spectrum validates the strength of our business platform. The robust demand not only confirms we've built the right model, but it's propelling the next phase of GlobalX growth and revenue acceleration. We are becoming the gold standard in the Charter Airline sector, and our success has not gone unnoticed. Many in the industry are taking note of what we're building, and yes it makes some of our competitors uncomfortable. I want to reaffirm our steadfast commitment to executing with precision and accountability. With these guiding principles, we remain on track to achieve our long-term vision of becoming the largest and the most reliable narrow-body Charter Airline in North America.

With that, I will now hand it over to our President and CFO, Ryan Goepel, to elaborate on GlobalX's third quarter operational highlights. Ryan?

Ryan Goepel

Thank you, Chris, and good morning, everyone.

This quarter illustrated both the strength of our business model and the growing operational challenges that accompanied rapid scaling. While aircraft utilization reached record levels, we lost approximately 500 block hours to unscheduled maintenance across the fleet. A direct hit to revenue, crew productivity, and margins. Those lost hours and the resulting incremental maintenance expense are the primary reasons we missed the opportunity to report positive net income this quarter.

As Chris mentioned, in Q3, we experienced more AOG events than we anticipated. Over the past 60 days, we have overhauled leadership across operations and maintenance, redesigned processes, strengthened controls, and invested significantly in preventative maintenance. We've reduced more than $5 million in annualized office and operating costs, primarily through headcount reductions and tighter SG&A discipline. We expect a more normalized SG&A run rate beginning in December, our traditionally busiest and most profitable month, and we anticipate all aircraft to be fully operational heading into that period.

Despite these temporary challenges, our Charter operations continue to perform exceptionally well as we generated double-digit revenue growth and record block hours flown, underscoring the underlying strength and resilience of our growth strategy. Our revenue growth was fueled by our ACMI business, which increased 44% year-over-year to $53.2 million and represented 92% of total revenue, compared to 70% in the year-ago quarter. ACMI block hours increased 45% year-over-year to $9,527, reflecting our focus on expanding long-term agreements with key customers and government agencies.

As we stated before, we continue to shift aircraft capacity from chartered ACMI to take advantage of its higher margin profile and more predictable flying. As a result, Charter revenue declined to $2.3 million in Q3 2025, from $15 million in the prior year quarter, and now accounts for just 4% of total revenue compared to 29% a year ago. This shift in contract mix continues to strengthen our profitability profile through higher margin contribution and contract stability.

During the quarter, we flew a record 9,901 block hours, including subservice between ACMI and
Charter, a 23% year-over-year increase, reflecting strong demand across our narrowbody charter operations.

In Q3, we increased block hours flown for ACMI by 45% to $9,527, compared to Q3 of 2024. For Charter, we flew 178 block hours compared to 1,254 a year-ago period, again resulting from our intentional shift from charter to ACMI. Our average utilization per aircraft available increased 26% year-over-year to 618 block hours.

As we mentioned before, ACMI typically generates lower revenue per block hour than Charter, but offers a more predictable and favorable margin profile since the customer assumes fuel, demand, and pricing risk.

As our contract mix continues to shift towards ACMI, we expect to improve utilization and generate stronger operating margins and greater consistency in our financial performance over time.

Turning to Cargo operations, market conditions remain challenging through the quarter as the broader North American freight market continues to experience excess capacity and softer demand. Despite this, we maintain steady flying with our fleet of four A321 freighters, which continue to deliver attractive unit economics to our Cargo clientele through improved fuel efficiency and lower operating costs. Although visibility in the Cargo market remains limited, our efficient and flexible operating models enable us to sustain activity, maintain key customer relationships, and remain well-positioned for recovery when the demand strengthens.

Passenger demand remains exceptionally strong, supported by limited aircraft supply, reduced direct competition, and growing reliance on air charter by colleges and other institutional customers. These favorable market dynamics continue to drive increased demand for our services, particularly within the niche charter markets where aircraft availability remains constrained. To capture this growth, we are prioritizing passenger aircraft deliveries, allocating additional sales and operational resources to strengthen long-term customer relationships, and expanding into new markets as opportunities arise. Passenger Charter operations remain the primary economic engine for GlobalX.

As part of our long-term growth strategy, we continue to improve operational efficiencies and optimize aircraft utilization to strengthen financial performance. Our strong average revenue per block hour underscores the success of this focus. As stated earlier, for ACMI, we generated an average of $5,586 per block hour, consistent with the prior year. For Charter, average revenue per block hour was $12,978 per hour, compared to $11,951 per hour in the year-ago quarter, consistent with historical trends.

During the third quarter, we made meaningful progress advancing several key initiatives that strengthened our fleet, customer base, and financial flexibility. We took delivery of our first of four previously announced A319s and the first purchased A320 airframe, which is expected to be in revenue service for the last month of the year. We expect to take delivery of the next three aircraft over the next three months, expanding our capacity to capitalize on the growing demand for our Charter services.

We also signed a strategic ACMI agreement with Sunrise Airways, to provide two dedicated A320 aircraft starting in November, reinforcing our position as a leading ACMI provider and expanding our presence into key international markets. We value the trust Sunrise Airways has placed in us and look forward to growing this relationship through continued collaboration and shared success.

Looking ahead, booking across all Charter customer segments were at record levels, materially ahead of last year, and momentum continues to accelerate. We made meaningful progress in building a more efficient, reliable organization and entering year-end with improved reliability and a stronger foundation for profitability. Looking to 2026, we plan to build on that momentum, continuing discipline growth, focused on profitable expansion, and deploying additional aircraft to meet rising demand across our core Charter markets.

Now I'll turn the call over to SVP Corporate Comptroller Wendy Shapiro, who will discuss our financial results in more detail.

Wendy Shapiro

Thank you, Ryan, and good morning, everyone.

Please note that all financial results discussed today are for the three-month period ended September 30, 2025, and variance commentary is on a year-over-year basis unless stated otherwise.

Revenue in the third quarter increased 11% to $58 million, compared to $52.4 million. The increase was primarily driven by continued growth in ACMI operations. ACMI revenue increased 44% to $53.2 million, compared to $36.8 million.

Charter revenue in Q3 was $2.3 million, compared to $15 (phon) million. Total operating expenses increased 4% to $57 million, compared to $55 million, driven primarily by higher maintenance and personnel costs associated with the ongoing expansion of the GlobalX fleet.

Net loss improved to $2 million, compared to $4.9 million. Loss per share also improved to negative $0.03 per basic share and diluted share, compared to negative $0.08 per basic and diluted share in the year-ago period. EBITDA improved nearly $5 million to $4.3 million, compared to a loss of $600,000. EBITDAR increased 22% to $18.9 million, compared to $15.4 million. Cash flow provided by operations improved to $600,000, compared to cash used by operations of $1 million in the year-ago period. The improvement primarily reflects stronger operating performance and efficiency gains across the business.

Turning to our liquidity, we ended the third quarter with approximately $7.2 million in cash and restricted cash, compared to $14 million at December 31, 2024.

Now I will turn the call back over to Ryan for closing remarks.

Ryan Goepel

Thank you, Wendy.

Our third quarter results reflect both the strength of our operating model and the actions we've taken to build a stronger, more efficient organization. As we look to 2026, we believe GlobalX is entering the next phase of its evolution with a focused platform, enhanced operational reliability, and a stronger foundation to drive profitable growth in 2026. This concludes our prepared remarks.

I'd now like to open the call for Q&A. Aaron, over to you.

Aaron, Q&A Moderator

Thank you, Chris, Ryan, and Wendy, and thank you, everyone, for participating in the conference call. As we gather the queue for live questions, we'd first like to address a few of the questions that have come in via email over the past couple of weeks and following the issuance of our earnings press release yesterday.

Our first question is related to operational execution. As you look to 2026, how are you strengthening your internal systems and processes to keep pace with future growth?

Ryan Goepel

I'll take that one, and thank you for the question. We've undertaken several process changes in combination with personnel changes, which we believe will make a significant difference in our ability to execute. On the maintenance side, we invested in our central planning group, increasing its headcount by 4X, and subsequently transitioning our daily, weekly, and long-term planning to one central group. This allows us to be more proactive across all maintenance activities and to coordinate with our vendors, purchasing department, and frontline staff to minimize any disruptions.

We have ramped up the number of internal inspections, audits, and reviews to identify issues sooner and fix them faster. We've also updated our daily tracking metrics, published internally, which we believe are the most effective for tracking, tracing, and measuring to ensure the best results. We have engaged several third-party vendors to help us meet the demands of our increased scale and to provide us technology solutions to better utilize the data we've collected and automate the systems we use to manage our ever-growing fleet. The focus on constant improvement is not relenting. We will continue to refine our people and processes to meet the demands of our bigger scale.

Aaron, Q&A Moderator

Thank you, Ryan.

The next question is related to Chris's share purchase. So, Chris, you just announced that you're increasing your ownership in GlobalX. What gives you the confidence to make the decision at this point?

Chris Jamroz

Thanks for the question. So, I'm increasing my ownership state because I believe deeply in the platform we've built and the trajectory we are on. Over the last 18 months, we've really executed with discipline, expanding our customer base across the very wide spectrum of industries, improving operation efficiency, increasing revenue diversification, and the grand laterty of our book of business and assembling a Management team that I'll put up against anyone in the business.

The momentum at GlobalX is truly undeniable and unstoppable. We're winning new charter customers across every major segment. Our execution is getting sharper every quarter, and the organization is more focused than it's ever been. Despite that progress, GlobalX remains, objectively and in my opinion, the most undervalued airline stock I've ever seen in my career. That disconnect may be illogical to the market today, but it presents a rational opportunity for those of us who understand the fundamentals of the business.

For me, quite frankly, it's simple. I have conviction in the platform, confidence in the team, and I'm willing to back that belief with my own capital, both in confidence in the future of the business and, frankly, it's some personal financial investment decision.

Aaron, Q&A Moderator

Thank you, Chris. The next question is related to profitability and cash flow generation. How are you managing this next phase of growth to ensure it drives stronger profitability and cash flow generation?

Ryan Goepel

We're highly selective about where we deploy aircraft, prioritizing routes and charter opportunities that deliver the strongest unit economics and consistent demand profiles. Every new contract is evaluated for margin contribution and cash flow profile, not just top-line growth. On the sales front, our team continues to expand ACMI charter relationships with a focus on long-term repeat customers. Best strategy is improving aircraft utilization, reducing seasonality, and building predictable higher-margin revenue streams. We've implemented best-in-class standard operating procedures and proactive maintenance programs to reduce unplanned downtimes and optimize aircraft availability. Those initiatives are lowering direct operating costs and will be translating into efficiency gains directly into stronger profitability and improved cash flow.

Aaron, Q&A Moderator

Thanks, Ryan. One more related to fleet expansion. What's your approach to expanding the fleet in line with demand forecasts?

Ryan Goepel

I'll take that one as well. We closely track upcoming Charter and ACMI opportunities and plan our fleet needs internally to make sure we can cover future demand. If we had the four additional aircraft in service today, they'd already be flying. The demand is there. We just need the capacity to meet it. We're adding aircraft where the demand supports it while keeping flexibility in our fleet plan so we can adjust it if the market shifts. Each addition is evaluated carefully to make sure it fits our operational needs and long-term profitability goals. As the fleet grows, we're timing lease returns, new aircraft additions, keep utilization high, and scaling our cruise maintenance support system so new aircraft can go straight into the service efficiently.

Aaron, Q&A Moderator

Thanks, Ryan. Looks like that concludes our pre-submitted questions. I'd now like to pass it over to the Operator to open the call up for live Q&A.

Operator

Thank you. Ladies and gentlemen, we will now begin the question-and-answer session. Should you have a question, please press the star followed by the one on your touchtone phone. Should you wish to cancel your request, please press the star followed by the four. If you're using a speakerphone, please lift the handset before pressing any keys. Once again, that is star one should you wish to ask a question.

Your first question is from Ryan Fitt from Broadway Capital. Your line is now open.

Ryan Fitt

Good morning, gentlemen and lady. Thank you so much for the presentation. The quarter suffered from things that seem transitory. What I'd like to know at first, can you provide more details on the unscheduled maintenance events, the root causes, give me the total lost block hours that you could have generated. Walk me through the causation and the numerical loss, if you can, in terms of block hours, net aircraft, et cetera.

Ryan Goepel

Yeah, I can definitely, I'll cover that. You know, when we look at our net aircraft available, and this will be something that comes out in our queue, we talk about how many we have on the operating certificate and how many are actually available. Now, in Q1 or Q3 of last year, it was 15.2. In Q3 of this year, it's only 15.9. Now, part of that is the unscheduled maintenance, which I'll go into more detail. Part of it is scheduled. You know, when you're flying as much as we are, you definitely target the scheduled maintenance to be in September and October because that is a lower activity month. And, you know, we had several aircraft in planned maintenance as well in September, which reduced our utilization.

But even though our net aircraft available was only up about 4%, the block hours is up 31%. Now, ideally, with the unscheduled maintenance, you know, one of the challenges we had specifically is operating in areas where we don't have a huge infrastructure, and that's kind of a feature of what we do but also a risk of what we do. You know, when we're operating in Europe with so many block hours, when you have a plane has a bird strike in Turkey, for example, ironically, you don't have a huge infrastructure to get parts and people and equipment there to get the plane fixed. So what might take you one day to get fixed, takes a week. We had some operations out in the West Coast in L.A. with hydraulic lines and what would normally, again, we could get fixed in a base in 12 hours took three or four days. And so unscheduled maintenance is a part of this business. We factor that in. We build that in.

I think when we talk about where we focus and where we want our customers to be and where we want our infrastructure to be, I think we've developed a much better understanding of the risks associated with being in places where we're not well established. And I think that goes into where we fly and what we'll do going forward. We talked about in the call and in the earnings release about 500 hours, if you look at our average ACMI rate, you know, between, you know, around $4,000 or $5,000 an hour, you know, you're looking at

$1.5 million to $2 million of revenue. That would have effectively, by and large, gone pretty close to the bottom, which makes, as you can see, would be a pretty drastic impact to the bottom line number.

Again, unscheduled maintenance is part of what we do. It's definitely not an excuse, but I think one of the things we've really focused on is how can we react faster, how can we have the infrastructure in place. And if we're going to places without the infrastructure, how can we better be more responsive so we can get the planes back up and green. Because, you know, planes go as they call AOG or they have maintenance events all the time. It really comes down to how quickly you can respond as an organization through procurement, through staffing, to get the plane fixed and back on the road.

I think we just—we were so busy this summer, we had no slack in our schedule. So anything that happened was pretty impactful, and maybe we oversold in our ambition to go hit our number. But I think what this also drives is, the last 18 months, we haven't taken any equity from investors since April of 2021. And so we've been effectively growing, and we took debt in August of ‘23, and I think as of—since March of ‘24, in the last 18 months, we have basically funded all of this growth on our own cash flow. And we're talking significant year-over-year revenue profitability growth with our own cash flow. I think as an organization, we've gotten to the point where, with the amount of aircraft we have, we've kind of optimized where we are cost-wise, and now going forward, the growth is going to be capacity.

Luckily or fortunately, we have the five aircraft coming, and that's going to be the focus going forward, as we've now, I think, got our process in place. We've got the Company focused on what it needs to be focused on. Going forward, we're going to grow with capacity, and I think that's going to drive the improved numbers going forward.

Ryan Fitt

Okay. And just to be more specific on the 500 hours, I mean, you say it's simply multiplied by ACMI. So the mix that you reflect in the reported results, it would have carried through Charter versus ACMI on that 500?

Ryan Goepel

Yeah.

Ryan Fitt

Okay, that makes sense.

Ryan Goepel

Yeah.

Ryan Fitt

Okay, understood. And then on the cost-cutting initiatives, can you think about that as a $5 million annualized thing? I mean, what do we have?

Ryan Goepel

Yeah, so we effectively cut our overhead by 15% in people, sorry, in people in cost. And so, you know, we really focused on how big as an organization do we need to be, given the size of what we are and what we're doing. Really, I think we've got a really strong team and a strong bench, and we took a very hard look at what do we really need to operate this business and made some pretty tough decisions. That $5 million translates to salaries that have been eliminated in the quarter. And we didn't necessarily wait for the end of the quarter. This is a process we started looking in July and August, and part of our constant review of cost, our constant review of it being efficient, our constant review of how should we be structured going forward.

So, I think you can look at that as a cost that's come out. I think if you look at salaries going forward, I'd say 90% or 95% of any salary growth going forward will be tied directly to crew and revenue-generating aircraft as we add capacity. But I think we've got our overhead in the right spot where it needs to be right now.

Ryan Fitt

Shifting back to the next shift, you're now decidedly ACMI. Margins increase as a function of that, but what are the key risks that you see to maintaining this risk? Is there any concentration risk or bidding risk? Is the profile any riskier than it was before from any factors that you see, and you've discussed the positives. How is it all offset?

Ryan Goepel

Yeah, so now we say that mix. Now we're going to go into Q4 where the mix is going to go—if you look at all of our Sports Charter business, it really starts mid-November through March, that's all charter, right? So you're going to see the ACMI percent drop and you're going to see the revenue per block hour operating going up because a lot of sports charter stuff is charter, not ACMI. And that's the seasonality of kind of the business. Q3 is always going to be very, very heavy ACMI, and then the other three quarters will have a bit more of a normalized charter mix, and that's kind of the seasonality.

I think concentration risk, you know, we talked about we have our eight aircraft that are operating with the government pretty exclusively. We are now going into Sports Charter season, which we are I think really well positioned. We're going to have three VIP aircraft, which we think is a differentiated product in the marketplace, all of which, you know, I think we've got great contracts with. We've discussed our work with Sunrise. We've discussed our work with some of the other Caribbean airlines that we work with. And really, you know, I've said this over again where we kind of treat each aircraft as almost like a restaurant or a store and focus really on the unit economics of each aircraft and how do you maximize utilization of each of those aircraft. So I think there's a pretty broad market segment that's tapped and untapped as far as we've gone.

As I said this summer, every single hour of every day was sold. So when a plane went, had a maintenance event, it was pretty difficult to recover, and I think that capacity is still there on the passenger side and I think there's lots of opportunities out there for us to go still sell.

Ryan Fitt

Great. Then just on the liquidity front, $7.1 million, you are cash-generative at this point and you're at least qualitatively talking about a much stronger fourth quarter. How do you see the cash balance shaking out across the year? What's the comfort level? Has that changed since prior conversations?

Ryan Goepel

Yes, I mean, you look at our statement of cash flow, cash flow from operations are positive. We made significant investments in deposits and CapEx in Q3. You know, as I said, we had some heavy maintenance events. We had five aircraft coming. So we expected to have that come down. We collected significant cash after the quarter ended, which is what you would expect with the seasonality of our business as we go into the Sports season, as we start collecting our deposits and payments for the fall season. So we expect that cash number to build.

Ryan Fitt

Great. That's all I have for now. Thanks. And, Chris, congrats on the acquisition. It's good stuff.

Operator

Thank you. There are no further questions at this time. I will now turn the call back over to Ryan Goepel for the closing remarks.

Ryan Goepel

And, again, I just want to thank everyone for dialing in. We appreciate, you know, many of you have been with us for over five years since we've been public for over five years, operating with revenue for over four and a half. It's been a fun and an interesting challenge as we've grown this Company to where it's at. I just want to say thank you for your time and your attention. And we're very excited about what the next quarter and the next year is going to bring.

Operator

Thank you, ladies and gentlemen. The conference has now ended. Thank you all for joining. You may all disconnect your lines.